EXHIBIT 14

                         BARRETT BUSINESS SERVICES, INC.

                            CODE OF BUSINESS CONDUCT


            Barrett Business Services, Inc. ("Barrett"), demands that its employees, officers and directors conduct business in accordance with the highest standards of integrity and personal and professional ethics. We believe maintenance of a strong sense of integrity is critical to maintaining trust and credibility with our customers, business partners, employees and investors. We further believe our continued emphasis on an ethical business culture will best position us to achieve our business goals.

            Barrett employees, officers and directors must:

            o Avoid conflicts of interest where possible and disclose and handle ethically any conflicts that do arise;

            o Protect  Barrett's  confidential  and proprietary  information and that of our customers and vendors;

            o Treat employees,  customers,  suppliers and competitors fairly and with respect at all times;

            o Protect and only use for proper purposes all company assets;

            o Comply with laws, rules and regulations and all internal  policies and procedures;

            o Disclose and seek guidance  from  appropriate  sources  inside and outside the company when  confronted by difficult  ethical issues;
              and

            o Report any unlawful or unethical behavior.

                               STATEMENT OF POLICY

            It is our belief that long-term, trusting business relationships are built by being honest, open and fair. We seek to uphold the highest professional standards in our business operations. We further believe that we must pay constant attention to all legal boundaries and comply with all applicable laws and regulations in all operations.

            All employees are part of a team assembled for the purpose of achieving our business goals and each of us deserves to be treated with dignity and respect. In addition, every employee is responsible for his or her own conduct. No one has the authority to make another employee violate this Code of Business Conduct or any law or regulation, and any attempt to direct or otherwise influence someone else to commit a violation is unacceptable.
Managers, in particular, set an example for other employees and are often responsible for directing the actions of others. Managers must know and understand the Code of Business Conduct as it applies personally to the manager and those under his or her supervision.

            This Code of Business Conduct outlines our broad principles of legal and ethical business conduct. It is not intended as a complete list of legal or ethical questions an employee might face in the course of business. No two situations are alike, so we should aim for consistency and honest and ethical conduct when we encounter difficult business situations. We must also be vigilant to spot and report possible infringements of Barrett's Code of Business Conduct, whether they are intentional or represent an oversight.

            This Code of Business Conduct applies to all employees, officers and directors of Barrett and will be administered by our Chief Executive Officer. Barrett's Chief Executive Officer will consult with and report to the Audit and Compliance Committee regarding the operation of this code. The Audit and Compliance Committee will have ultimate authority to modify, interpret and apply this code. Employees who have questions regarding business conduct or possible violations of this code should contact their manager or our Chief Executive Officer. Any accounting-related issues should be reported to our Audit and Compliance Committee.

                                 BUSINESS ETHICS

            To assist employees, we have compiled a list below of areas in which employees should be particularly vigilant. Activities described below raise a greater likelihood of breaches and should be carefully scrutinized. Examples of potentially improper activities include:

            o Excessive or incompletely  documented payments to third parties or by third parties to Barrett or its employees;

            o Payments  made in cash or by check  or wire  transfer  to  persons other than (i) Barrett, in the case of amounts due to us, or (ii) the business entity with which we conduct business, in the case of amounts paid by us;

            o Billings  made  higher or lower  than  normal  prices or fees at a customer's request;

            o Payments   made  for  any  purpose  other  than  as  described  in
              supporting documentation; and

            o Payments made through undocumented intermediaries, or that seem to deviate from normal business practice.

                              CONFLICTS OF INTEREST

            Employees are expected to make or participate in business decisions and actions in the course of their employment with Barrett based on the best interests of Barrett as a whole and not based on personal relationships or benefits. Conflicts of interest can compromise business ethics. Employees are expected to apply sound judgment to avoid any activities that are inconsistent with or opposed to Barrett's interests or that may give the appearance of impropriety.

            Employees should seek to avoid any relationship that would cause a conflict of interest with their duties and responsibilities at Barrett. Employees and members of their immediate families must avoid (i) direct or indirect financial relationships with other businesses that could cause divided loyalties, and (ii) conducting business on behalf of Barrett with members of their families or others with whom they have a significant personal relationship, or business entities controlled by such persons. Employees are expected to disclose to Barrett any situations that may involve conflicts of interest affecting them personally or affecting other employees or those with whom we do business.

            Directors must disclose to the Audit and Compliance Committee any personal interest they may have in any transaction with Barrett or any transaction to be considered by its Board of Directors. Directors must recuse themselves from participation in any decision in which there is a conflict between their personal interests and Barrett's interests.

            Investment in Public Companies. Passive investment in not more than a one percent interest in a publicly-traded entity is permissible without approval, provided such investment does not involve the use of confidential or proprietary information, such as confidential information that might have been learned on account of Barrett's relationship with the other company, and is not so large relative to other personal holdings as to create an appearance of a conflict or inside knowledge.

            Investment in Private Companies. Barrett employees may not invest in privately-held companies that are customers, partners or suppliers of Barrett without express permission of the Chief Financial Officer. Where the employee either directly or through people in his/her chain of command has responsibility to affect or implement Barrett's relationship with the other company, approval is likely to be denied.

            Payments; Gifts. Employees should at all times pay for and receive only that which is proper. Employees should not make payments or promises to influence another's acts or decisions and must not give gifts beyond those extended in normal business. Further, employees must observe all government restrictions on gifts and entertainment.

            Novelties, advertising favors and entertainment are allowed when the following conditions are met:

            o They are consistent with Barrett's business practices;

            o They do not violate any applicable law;

            o They are of limited  value ($100 or less per  occurrence,  $250 or less in the aggregate annually); and

            o Public disclosure would not embarrass the employee or Barrett.

            Supervision of Related Persons. Supervisory relationships with family members or others with whom an employee has a significant relationship present special workplace problems, including conflicts of interest, or at least the appearance of conflicts. Accordingly, employees must avoid a direct reporting relationship with any member of their family or others with whom they have a significant relationship. If such relationship exists or occurs, the employee must report it in writing to a manager or a human resources representative.

                             PROPRIETARY INFORMATION

            Proprietary information is defined as information that was developed, created, or discovered by, or on behalf of, Barrett or that became known by, or was conveyed to, the company that has not been publicly disclosed. It includes but is not limited to trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not) and any information of any type relating to marketing, pricing, customers, salaries and terms of compensation, and financial condition or results or other financial data.

            Each employee has the duty to respect and protect the confidentiality of all such information, whether belonging to Barrett or others with which Barrett does business, and not to use that information for personal advantage. Disclosure or use of confidential and proprietary information--whether Barrett's or a third party's--should be covered by a written agreement. In addition to the obligations imposed by that agreement, all employees should comply with the following requirements:

            o Confidential information of Barrett and of third parties should be disclosed only to Barrett employees who need to access it to perform their jobs;

            o Confidential  information  of a third party  should not be used or copied, except as permitted by the third-party owner;

            o If third-party confidential information is inadvertently presented to Barrett outside a normal business relationship it should be refused and/or returned; and

            o Employees  must  refrain from using any  confidential  information belonging to any former employers (unless acquired by Barrett as part of a business transaction) in the course of employment with Barrett.

               LAWS, REGULATIONS AND GOVERNMENT-RELATED ACTIVITIES

            We are subject to laws and regulations of the United States and of each local jurisdiction in which we conduct our business. Violation of governing laws and regulations is both unethical and subjects Barrett to significant risks. It is expected that each employee will comply with all applicable laws, regulations and corporate policies. Specific areas with which employees are expected to comply include:

            o Privacy

            o Insider Trading

            o Using Third-Party Copyrighted Material

            o Government Business and Reports

            o Antitrust

            o Political Contributions

            Privacy. Barrett has established guidelines for the collection, use and disclosure of personal data. All Barrett operations, activities and functions that collect, use, receive, or distribute personal data must adhere to this policy. Moreover, all electronic and physical resources, whether owned or leased by Barrett, and the messages, files, data, software or other information stored or transmitted on them are, and remain at all times, the property of Barrett.

            Employees should be careful to avoid discussing sensitive information regarding Barrett or third parties except for business purposes and any business-related discussions that do occur should not take place in public forums, such as elevators, restrooms, lobbies, or similar areas where others may hear such information.

            Insider Trading. Employees must at all times comply with state and federal laws and Barrett's internal policies relating to insider trading. If an employee has material, non-public information relating to Barrett or its business, the employee, his or her family members, and any entities controlled by the employee or his or her family members may not buy or sell Barrett's securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers, suppliers, vendors or other business partners, if employees have material, non-public information about that company which the employee obtained by virtue of his or her position with Barrett.

            Besides the  obligation  to refrain from trading while in possession of material, non-public information, employees are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that employees were trying to help them make a profit or avoid a loss.

            Copyrighted Material. Employees may sometimes need to use third-party copyrighted material to perform their jobs. Before such third-party material may be used, appropriate authorization from the copyright holder must be obtained. The need for such permission may exist whether or not the end product containing third-party material is for personal use or for internal or other use. Improper use of copyrighted material could subject both Barrett and the individuals involved to possible civil and criminal actions for infringement.

            Government Business and Reports. Special requirements might apply when contracting with or reporting to any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement and reporting. When doing business with or reporting to government agencies, employees must take particular care to accurately and completely disclose all requested information, and not offer or accept gifts, gratuities or anything else of value.

            Antitrust. The economy of the United States is based on the principle of a free competitive market. To ensure that this principle is respected, the United States (and most other countries) has broad and far-reaching laws prohibiting certain business practices that could inhibit effective competition. Barrett seeks at all times to avoid conduct that may even give the appearance of being questionable under those laws. Employees should be cognizant of these laws when conducting business or discussing operations because the penalties for violations can be quite serious. If you encounter a situation in which you believe competition may be restrained--such as discussions at a trade show involving pricing or allocation of market opportunities, publication of pricing models, etc.--please contact the corporate office for guidance.

                               VIOLATIONS/WAIVERS

            Barrett expects all officers, directors and employees to uphold the standards set forth in this Code of Business Conduct. If you become aware of a violation of this code, you should report such violation by contacting the Chief Executive Officer promptly. If a violation involves a senior officer or the compliance officer, you may report the matter to the Chief Executive Officer, or to the Chair of the Audit and Compliance Committee. Barrett will use its best efforts to keep confidential the identity of any person who reports a violation of this code. Barrett prohibits retaliation against individuals who report actual or apparent violations of this Code of Business Conduct in good faith.

            All officers, directors and employees are expected to cooperate in internal investigations of actual or apparent violations of this code. Violations of this Code of Business Conduct or a failure to cooperate with an internal investigation will be considered a serious disciplinary matter that may result in personnel action, including termination of employment.

            Waivers of this Code of Business Conduct may only be given, (i) for directors, by the Audit and Compliance Committee, (ii) for executive officers, by the Audit and Compliance Committee or the Board of Directors acting as a whole, or (iii) for employees, by Barrett's Chief Executive Officer, in consultation with the Chief Financial Officer. Waivers granted to directors or executive officers will be promptly disclosed to the public in a manner that complies with laws and regulations applicable to Barrett as such may be in effect from time to time.

                               FINANCIAL REPORTING

            In addition to the foregoing, as a public company, it is of critical importance that Barrett's filings with the Securities and Exchange Commission ("SEC") and other public disclosures be accurate and timely. Depending on his or her position, an employee may be called upon to provide information to assure that Barrett's public reports are complete, fair and understandable. Barrett expects all of its personnel to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries related to our public disclosure requirements.

            Our accounting department bears a special responsibility for promoting integrity throughout the organization. Our chief executive, principal financial and principal accounting officers (collectively, "Senior Financial Officers") are expected to adhere to and promote compliance with this Code of Business Conduct and ensure that a culture exists throughout the company as a whole that facilitates the fair and timely reporting of Barrett's financial results and condition.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

            Our Senior Financial Officers are bound by the following Code of Ethics for Senior Financial Officers in addition to this Code of Business Conduct. Each Senior Financial Officer agrees that he or she will:

            o Act with  honesty  and  integrity,  avoiding  actual  or  apparent conflicts of interest in personal and professional relationships;

            o Prepare and provide  information  as  requested  that is accurate, complete and timely to enable Barrett to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Barrett files with, or submits to, the SEC and in other public communications;

            o Comply  with rules and  regulations  of  federal,  state and local governments and other appropriate private and public regulatory agencies;

            o Respect  the   confidentiality   of,  and  not  use  for  personal
              advantage, information acquired in the course of employment except when authorized or otherwise legally obligated to disclose such information;

            o Engage in  responsible  use of and  control  over all  assets  and resources of Barrett employed by or entrusted to him or her; and

            o Promptly report any conduct that may, in his or her best judgment, constitute a violation of law or business ethics or of any provision of Barrett's Code of Business Conduct.

            Violations of this Code of Ethics for Senior Financial Officers, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you believe that a violation of this code of ethics has occurred, please contact the chair of the Audit and Compliance Committee directly at [bod@bbsihq.com].

            It is against Barrett's policy to retaliate against any employee for good faith reporting of violations of this Code of Ethics for Senior Financial Officers or the Code of Business Conduct.